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                                                                    EXHIBIT 99.4


                              CISCO SYSTEMS, INC.

                       STOCK OPTION ASSUMPTION AGREEMENT
                                NETSPEED, INC.
                            1996 STOCK OPTION PLAN

OPTIONEE:  [        ]

            STOCK OPTION ASSUMPTION AGREEMENT issued as of the 10th day of April, 1998 by Cisco Systems, Inc., a California corporation ("Cisco").

            WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of NetSpeed, Inc., a Texas corporation ("NetSpeed"), which were granted to Optionee under the NetSpeed, Inc. 1996 Stock Option Plan (the "Plan") and are each evidenced by the following agreements between NetSpeed and Optionee: (i) a Stock Option Agreement (the "Option Agreement") and (ii) that certain letter agreement (the "Letter Agreement") amending the Plan and the Option Agreement. The Option Agreement, including the incorporated provisions of the Plan as amended by the Letter Agreement, shall be referred to in this document as the "Amended Option Agreement."

            WHEREAS, NetSpeed has this day been acquired by Cisco through the merger of NetSpeed with and into Cisco (the "Merger") pursuant to the Agreement of Merger dated March 9, 1998, by and between Cisco and NetSpeed (the "Merger Agreement").

            WHEREAS, the provisions of the Merger Agreement require Cisco to assume all obligations of NetSpeed under all outstanding options under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

            WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is .5526 of a share of Cisco common stock ("Cisco Stock") for each outstanding share of NetSpeed common stock ("NetSpeed Stock").

            WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by Cisco in connection with the Merger.


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            NOW, THEREFORE, it is hereby agreed as follows:

            1. The number of shares of NetSpeed Stock subject to the options held by Optionee immediately prior to the Effective Time (the "NetSpeed Options") and the exercise price payable per share are set forth in Exhibit A hereto. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of NetSpeed under each of the NetSpeed Options. In connection with such assumption, the number of shares of Cisco Stock purchasable under each NetSpeed Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Cisco Stock subject to each NetSpeed Option hereby assumed shall be as specified for that option in attached Exhibit A, and the adjusted exercise price payable per share of Cisco Stock under the assumed NetSpeed Option shall also be as indicated for that option in attached Exhibit A.

            2. The intent of the foregoing adjustments to each assumed NetSpeed Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, substantially equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the NetSpeed Stock subject to the NetSpeed Option and the aggregate exercise price in effect at such time under the Amended Option Agreement. Such adjustments are also designed to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the NetSpeed Option immediately prior to the Merger.

            3. The following provisions shall govern each NetSpeed Option hereby assumed by Cisco:

                        (a) Unless the context otherwise requires, all
            references in each Amended Option Agreement and in the Plan (as incorporated into such Amended Option Agreement) (i) to the "Company" shall mean Cisco, (ii) to "Common Stock" shall mean shares of Cisco Stock, (iii) to the "Board" shall mean the Board of Directors of Cisco and (iv) to the "Committee" shall mean the Compensation Committee of the Cisco Board of Directors.

                        (b) The grant date and the expiration date of each
            assumed NetSpeed Option and all other provisions which govern either the exercise or the termination of the assumed NetSpeed Option shall remain the same as set forth in the Amended Option Agreement applicable to that option, and the provisions of the Amended Option Agreement shall accordingly govern and control Optionee's rights under this Agreement to purchase Cisco Stock.

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                        (c) Pursuant to the terms of the Amended Option
            Agreement, the four (4) year annual installment vesting schedule in effect for each assumed NetSpeed Option shall be revised to be a four (4) year schedule with twenty-five percent (25%) of the shares vesting upon the completion of one (1) year of employment and the balance of the shares vesting in thirty-six (36) equal successive monthly installments over the thirty-six (36) months of employment thereafter, all measured from the original grant date of the NetSpeed Option. In addition, Optionee was credited with twelve (12) months of vesting service at the time of the Merger. Optionee's additional twelve (12) months of vesting service shall be based on this revised vesting schedule. Each NetSpeed Option, as so revised and accelerated and as adjusted in accordance with the provisions of paragraph 1 above, shall be assumed by Cisco as of the Effective Time. Each such assumed NetSpeed Option shall thereafter continue to become exercisable for any remaining unvested shares of Cisco stock subject to that option in accordance with the revised vesting schedule, after giving effect to the twelve (12) months of accelerated vesting service, and the number of shares of Cisco Stock subject to each such installment shall be adjusted to reflect the Exchange Ratio.

                        (d) For purposes of applying any and all provisions of
            the Amended Option Agreement and the Plan relating to Optionee's status as an employee of NetSpeed, Optionee shall be deemed to continue in such status as an employee for so long as Optionee renders services as an employee to Cisco or any present or future Cisco subsidiary. Accordingly, the provisions of the Amended Option Agreement governing the termination of the assumed NetSpeed Options upon Optionee's cessation of service as an employee of NetSpeed shall hereafter be applied on the basis of Optionee's cessation of employee status with Cisco and its subsidiaries, and each assumed NetSpeed Option shall accordingly terminate, within the designated time period in effect under the Amended Option Agreement for that option, following such cessation of service as an employee of Cisco and its subsidiaries.

                        (e) The adjusted exercise price payable for the Cisco
            Stock subject to each assumed NetSpeed Option shall be payable in any of the forms authorized under the Amended Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as NetSpeed Stock prior to the Merger shall be taken into account.

                        (f) In order to exercise each assumed NetSpeed Option,
            Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must


                                       3.
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            be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                        Cisco Systems, Inc.
                        255 West Tasman Drive, Building J
                        San Jose, CA 95134
                        Attention:  Option Plan Administrator

            4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Amended Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.


                                       4.
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            IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock Option
Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the ___ day of _______________, 1998.

                                       CISCO SYSTEMS, INC.

                                       By:
                                          --------------------------------------


                                 ACKNOWLEDGMENT

            The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her NetSpeed Options hereby assumed by Cisco are as set forth in the Amended Option Agreement, the Plan and such Stock Option Assumption Agreement.

                                          --------------------------------------
                                          [        ], OPTIONEE


DATED: __________________, 1998


                                       5.
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                                    EXHIBIT A

                Optionee's Outstanding Options to Purchase Shares
                                of NetSpeed, Inc.
                            Common Stock (Pre-Merger)
                                       and
                Optionee's Outstanding Options to Purchase Shares
                             of Cisco Systems, Inc.
                           Common Stock (Post-Merger)